UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2022

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38937	83-1739858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Aterian, Inc.
37 East 18th Street, 7th Floor
New York, NY 10003
(Address of Principal Executive Offices)(Zip Code)

(347) 676-1681

(Registrant’s telephone number, including area code)

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	ATER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 29, 2022, Aterian, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (collectively, the “Purchasers”), pursuant to which, among other things, the Company agreed to sell and issue, in a registered direct offering (the “Registered Direct Offering”), an aggregate of 10,643,034 shares of its common stock (the “Shares”) and accompanying warrants to purchase an aggregate of 10,643,034 shares of its common stock (the “Warrants”). 10,526,368 of the Shares and the accompanying warrants to purchase 10,526,368 shares of common stock will be sold to certain accredited Purchasers that are not affiliated with the Company at a combined offering price of $1.90 per share and accompanying warrant to purchase one share of common stock. The remaining 116,666 of the Shares and the accompanying warrants to purchase 116,666 shares of common stock will be sold to certain insiders of the Company, comprised of the Company’s President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Global Head of M&A and Chief Technology Officer (collectively, the “Insiders”), at a combined offering price of $2.10 per share and accompanying warrant to purchase one share of common stock.

The Registered Direct Offering closed on October 4, 2022 and the Company issued and sold an aggregate of 10,643,034 shares of common stock to the Purchasers. The gross proceeds to the Company from the Registered Direct Offering were approximately $20.2 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company. The Company currently intends to use the net proceeds from the Registered Direct Offering for working capital purposes, the conduct of its business and other general corporate purposes, which may include acquisitions, investments in or licenses of complementary products, technologies or businesses.

The Purchase Agreements contain customary representations, warranties and agreements of the Company and the Purchasers, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions. Pursuant to the Purchase Agreements, the Company agreed that, subject to certain exceptions, until 60 days after the closing date of the Registered Direct Offering, it will not (i) issue, enter into an agreement to issue or announce the issuance or proposed issuance of shares of its common stock or any other securities convertible into, or exercisable or exchangeable for, shares of its common stock or (ii) file any registration statement or amendment or supplement thereto.

Each Warrant has an exercise price of $2.00 per share of common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, will be exercisable commencing on April 4, 2023 and will expire on April 4, 2028. Each Warrant will be exercisable on a cash basis unless, at the time of such exercise, the shares of common stock underlying such Warrant (the “Warrant Shares”) cannot be immediately resold pursuant to an effective registration statement, in which case such Warrant shall also be exercisable on a cashless exercise basis.

Under the terms of the Warrants, the Company may not effect the exercise of any such Warrant, and a holder will not be entitled to exercise any portion of any such Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% or 9.99% (at the election of the holder) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to the Company, subject to the terms of such Warrants, provided that such percentage may in no event exceed 9.99%.

In addition, in certain circumstances, upon a fundamental transaction of the Company, the holders of the Warrants will have the right to require the Company to repurchase such Warrants at their fair value using a Black Scholes option pricing formula; provided, however, that if the fundamental transaction is not approved by the Board of Directors, and therefore not within the Company’s control, then the holder of the Warrants shall only be entitled to receive the same type or form of consideration (and in the same proportion), determined in accordance with the Black Scholes option pricing formula, that is being offered and paid to the holders of common stock in connection with such fundamental transaction.

Pursuant to a letter agreement dated as of September 27, 2022 (the “Engagement Letter”), the Company engaged Craig-Hallum Capital Group LLC (“Craig-Hallum”) to act as its exclusive placement agent in connection with the Registered Direct Offering. Pursuant to the Engagement Letter, the Company agreed to pay Craig-Hallum a placement agent fee equal to 6.0% of the aggregate gross proceeds received from the Purchasers that are not the Insiders in the Registered Direct Offering, which was paid solely in the form of 631,582 shares of common stock and accompanying warrants to purchase 631,582 shares of common stock (such shares and warrants, together with the shares of common stock issuable upon exercise of such warrants, the “Placement Agent Securities”). The warrants issued to Craig-Hallum are in the same form as the Warrants. The Company also agreed to reimburse Craig-Hallum for certain expenses in connection with the Registered Direct Offering in an aggregate amount up to $85,000.

The Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) and the Placement Agent Securities were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2020 (File No. 333-239614), a base prospectus dated July 8, 2020 and a prospectus supplement dated September 29, 2022.

The representations, warranties and covenants contained in the Purchase Agreements and the Warrants were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreements, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the form of Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreements, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing descriptions of the Purchase Agreements and the Warrants do not purport to be complete and are qualified in their entirety by reference to the forms of the Purchase Agreements and the Warrant which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the expected use of the proceeds from the Registered Direct Offering. The risks and uncertainties involved include the Company’s financial position, market conditions and other risks detailed from time to time in the Company’s periodic reports and other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Current Report on Form 8-K. The Company does not intend to revise or update any forward-looking statement in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as required by law.

Item 2.02	Results of Operations and Financial Condition.

On September 29, 2022, the Company issued a press release announcing certain preliminary financial results for the third quarter ended September 30, 2022. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K (the “Press Release”) and is incorporated by reference herein. The preliminary financial information presented in the Press Release is based on the Company’s current expectations and may be adjusted as a result of, among other things, the completion of customary quarter-end close review procedures and financial review. The Company will report its financial results for the period ending September 30, 2022 in its third quarter 2022 earnings call expected to be held in November 2022.

Item 2.06	Material Impairments

In the Press Release, the Company announced that it has experienced high volatility in the price of its common stock and a reduction in its market capitalization over the last three months. This is considered an interim triggering event for goodwill. As such, the Company expects to take a non-cash goodwill impairment charge for the three months ending September 30, 2022, due primarily to the decrease in its market capitalization. The Company estimates that the non-cash goodwill impairment charge will be between $24.0 million and $29.0 million.

Item 8.01.	Other Events.

On September 29, 2022, the Company issued the Press Release attached hereto as Exhibit 99.1 announcing, among other things, certain preliminary financial results and a non-cash goodwill impairment charge.

On September 30, 2022, the Company issued a press release announcing the pricing of the Registered Direct Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On October 4, 2022, the Company issued a press release announcing the closing of the Registered Direct Offering. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Common Stock Warrant, dated October 4, 2022.

5.1	Opinion of Paul Hastings LLP.

10.1	Form of Securities Purchase Agreement, dated September 29, 2022, by and between the Company and the purchasers party thereto.*

23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1).

99.1	Press Release, dated September 29, 2022.

99.2	Press Release, dated September 30, 2022.

99.3	Press Release, dated October 4, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATERIAN, INC.

Date: October 4, 2022	By:	/s/ Yaniv Sarig
	Name:	Yaniv Sarig
	Title:	President and Chief Executive Officer